Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Form F-1 on Form F-3 (this “Registration Statement”) of China Dredging Group Co., Ltd. of our report dated April 27, 2012 with respect to the consolidated balance sheets of China Dredging Group Co., Ltd. and it subsidiaries as of December 31, 2011 and 2010 and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the three years ended December 31, 2011, 2010 and 2009, which report expresses an unqualified opinion, appearing in the Annual Report on Form 20-F of China Dredging Group Co., Ltd. for the year ended December 31, 2011. We also hereby consent to the references to our firm under the caption “Experts” in the Prospectus that forms a part of this Registration Statement.

UHY VOCATION HK CPA Limited

Hong Kong, People’s Republic of China

July 25, 2012.